Exhibit 99.1

WELLPOINT REPORTS SECOND QUARTER 2011 RESULTS

•	Net income was $1.89 per share, including net investment gains of $0.06 per share

•	Medical enrollment totaled nearly 34.2 million members as of June 30, 2011

•	Selling, general and administrative expense declined by $143.6 million, or 6.7 percent, from the second quarter of 2010

•	Full year 2011 net income now expected to be in the range of $6.90 to $7.10 per share, including net investment gains of $0.15 per share

•	Board of Directors declares third quarter 2011 dividend of $0.25 per share

Indianapolis, Ind. – July 27, 2011 – WellPoint, Inc. (NYSE: WLP) today announced that second quarter 2011 net income was $701.6 million, or $1.89 per share, including net investment gains of $21.5 million after-tax, or $0.06 per share. Net income in the second quarter of 2010 was $722.4 million, or $1.71 per share, including net investment gains of $19.6 million after-tax, or $0.04 per share.

Excluding the net investment gains in each period, adjusted net income was $1.83 per share in the second quarter of 2011, an increase of 9.6 percent compared with adjusted net income of $1.67 per share in the prior-year quarter (refer to page 14 for a reconciliation to the most directly comparable measures calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“Our second quarter results exceeded our forecast and reflected the significant administrative cost savings we have been able to achieve through our continuous improvement and efficiency initiatives. This focus on execution has enabled us to exceed our goals through the first six months of the year,” said Angela F. Braly, chair, president and chief executive officer. “We remain committed to growth, continuous improvement, providing high quality products and services to our members, and creating the best health care value in our industry. By executing on these strategies, we now expect to achieve higher results in 2011, and believe that we can grow from these levels in the years ahead.”

“Earnings quality was high in the quarter, and included operating cash flow of 1.1 times net income, and sequential increases in our medical claims payable balance and the days in claims payable metric. We are increasing full year 2011 guidance for earnings per share and operating cash flow based on the continued strong performance in our Commercial segment and in the capital management areas of the company, which are offsetting higher than expected medical costs in the Senior business,” said Wayne S. DeVeydt, executive vice president and chief financial officer. “During the quarter, we continued to execute on our share repurchase and dividend programs while also reinvesting in our businesses. We are excited about the pending acquisition of CareMore Health Group, which is on target to close by year-end and is expected to enhance our future growth opportunities.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled nearly 34.2 million members at June 30, 2011, an increase of 694,000 members, or 2.1 percent, from 33.5 million at June 30, 2010. The increase was driven by growth of 528,000 members, or 4.4 percent, in the National business. Enrollment in the Senior business grew by 101,000 members, or 8.1 percent, and State Sponsored membership increased by 88,000, or 5.0 percent. The Company also experienced enrollment growth in the Federal Employee Program (“FEP”), while Local Group enrollment was flat and Individual membership declined by 83,000, or 4.2 percent, from June 30, 2010.

As of June 30, 2011, approximately 60 percent of the Company’s medical enrollment was self-funded and 40 percent was fully insured, compared with 58 percent and 42 percent, respectively, as of June 30, 2010.

Medical enrollment was stable on a sequential basis in the second quarter of 2011, as membership growth in the State Sponsored and Senior businesses was essentially offset by a modest level of in-group attrition in the Commercial segment.

Operating Revenue: Operating revenue was approximately $14.9 billion in the second quarter of 2011, an increase of $681.2 million, or 4.8 percent, from the second quarter of 2010. This increase was driven by premium increases designed to cover overall cost trends and membership growth in the Senior and FEP businesses, partially offset by a decline in fully insured Commercial membership.

Benefit Expense Ratio: The benefit expense ratio was 85.7 percent in the second quarter of 2011, an increase of 280 basis points from 82.9 percent in the second quarter of 2010. The increase was driven by higher benefit expense in the Senior business and lower prior period reserve development.

Medical costs in the Senior business have been significantly higher than expected in 2011, due to higher membership growth and adverse selection in certain Medicare Advantage products. The Company is refining its Medicare Advantage product strategy for 2012. The Company’s Local Group benefit expense ratio also increased from the prior year quarter, primarily due to changes in prior period reserve development which offset the impact of lower than anticipated underlying medical cost trend in 2011.

In the second quarter of 2010, the Company recognized an estimated $100 million of higher than anticipated favorable prior year reserve development, while the Company modestly strengthened reserves in the second quarter of 2011.

Medical Cost Trends: Trends represent Local Group fully insured business.

For the full year of 2011, the Company continues to expect that underlying medical cost trend will be in the range of 7.5 percent, plus or minus 50 basis points, and likely towards the lower end of this range. Unit cost increases continue to be the primary driver of overall medical cost trend, while underlying utilization has been lower than anticipated through the first six months of 2011.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of June 30, 2011, was 40.8 days, an increase of 0.2 days from 40.6 days at March 31, 2011. The increase in DCP was driven primarily by reserve strengthening and to a lesser extent by provider settlement activity, partially offset by changes in the timing of pharmacy claims payments.

SG&A Expense Ratio: The SG&A expense ratio was 13.5 percent in the second quarter of 2011, a decrease of 170 basis points from 15.2 percent in the second quarter of 2010. This reflected the 4.8 percent increase in operating revenue, combined with a $143.6 million, or 6.7 percent, decline in SG&A expense from the prior year quarter. The reduction in SG&A expense was driven primarily by savings from the Company’s on-going efficiency and continuous improvement initiatives, and lower incentive compensation expense.

Income Tax Expense: Income tax expense totaled $305.8 million in the second quarter of 2011, a decrease of $101.4 million, or 24.9 percent, from the second quarter of 2010. The Company’s effective income tax rate was lower than anticipated in the second quarter of 2011 due primarily to the final settlement of prior year tax liabilities.

Operating Cash Flow: Operating cash flow totaled approximately $1.9 billion for the six months ended June 30, 2011, or 1.2 times net income. Operating cash flow totaled $771.8 million in the second quarter of 2011, or 1.1 times net income. For the first six months of 2010, the Company had a net cash outflow from operations of $66.8 million, due to $1.2 billion of tax payments related to the 2009 sale of the NextRx pharmacy benefit management subsidiaries.

Share Repurchase Program: During the second quarter of 2011, the Company repurchased 9.5 million shares of its common stock for $714.8 million. For the first six months of 2011, the Company repurchased 20.8 million shares of common stock for approximately $1.5 billion. As of June 30, 2011, the Company’s remaining Board-approved share repurchase authorization totaled $667.2 million.

Cash Dividend: During the second quarter of 2011, the Company paid a quarterly dividend of $0.25 per share, representing a distribution of cash totaling $91.1 million. On July 26, 2011, the Company’s Board of Directors declared a quarterly dividend to shareholders for the third quarter of 2011 of $0.25 per share. The third quarter dividend is payable on September 23, 2011, to shareholders of record at the close of business on September 9, 2011.

Investment Portfolio & Capital Position: During the second quarter of 2011, the Company recorded net investment gains of $33.1 million pre-tax, consisting of net realized gains from the sale of securities totaling $41.5 million, partially offset by other than temporary impairments totaling $8.4 million pre-tax. In the second quarter of 2010, the Company recorded net investment gains of $30.4 million pre-tax, consisting of net realized gains from the sale of securities totaling $36.5 million, partially offset by other-than-temporary impairments totaling $6.1 million pre-tax.

As of June 30, 2011, the Company’s net unrealized gain position in the investment portfolio was approximately $1.1 billion, consisting of net unrealized gains on fixed maturity and equity securities totaling $627.7 million and $435.9 million, respectively. As of June 30, 2011, cash and investments at the parent company totaled approximately $2.3 billion.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare and Specialty Products lines of business; Consumer Business, which includes the Individual, Senior and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions, FEP business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended June 30				Six Months Ended June 30
	2011	2010	Change		2011	2010	Change
Operating Revenue
Commercial Business	$8,646.8	$8,463.0	2.2%		$17,210.9	$17,541.2	(1.9%)
Consumer Business	4,353.4	3,992.0	9.1%		8,587.8	8,005.1	7.3%
Other	1,879.6	1,743.6	7.8%		3,735.9	3,495.4	6.9%

Total Operating Revenue	14,879.8	14,198.6	4.8%		29,534.6	29,041.7	1.7%

Operating Gain (Loss)
Commercial Business	$747.2	$745.7	0.2%		$1,872.3	$1,724.1	8.6%
Consumer Business	176.7	300.9	(41.3%)		382.5	626.9	(39.0%)
Other	22.8	11.4	100.0%		42.2	(6.3)	NM	(1)

Total Operating Gain	946.7	1,058.0	(10.5%)		2,297.0	2,344.7	(2.0%)

Operating Margin
Commercial Business	8.6%	8.8%	(20	) bp	10.9%	9.8%	110	bp
Consumer Business	4.1%	7.5%	(340	) bp	4.5%	7.8%	(330	) bp
Total Operating Margin	6.4%	7.5%	(110	) bp	7.8%	8.1%	(30	) bp

(1)	“NM” = not meaningful

Commercial Business: Operating gain for the Commercial Business segment was $747.2 million in the second quarter of 2011, an increase of $1.5 million, or 0.2 percent, from the second quarter of 2010. The Local Group benefit expense ratio increased from the second quarter of 2010, primarily due to lower prior period reserve development. An estimated $40 million of higher than anticipated favorable prior year reserve development was recognized in the Commercial segment during the second quarter of 2010, while the Company modestly strengthened reserves in the second quarter of 2011. The increase in the Local Group benefit expense ratio was offset by a reduction in selling, general and administrative expense.

For the six months ended June 30, 2011, operating gain in the Commercial segment totaled approximately $1.9 billion, an increase of $148.2 million, or 8.6 percent, from the prior year period, while operating margin expanded by 110 basis points. This improvement was driven by a reduction in the year-to-date SG&A expense ratio. The Commercial benefit expense ratio was stable with the prior year-to-date period, as the impact of lower prior period reserve development was offset by lower than expected underlying medical cost trends during the first six months of 2011.

Consumer Business: Operating gain for the Consumer Business segment was $176.7 million in the second quarter of 2011, a decrease of $124.2 million, or 41.3 percent, compared with $300.9 million in the prior year quarter. This decline was driven by the Senior business, where medical costs have been significantly higher than anticipated in 2011 due to higher membership growth and adverse selection in certain Medicare Advantage products. The Company also experienced a lower level of prior period reserve development in the Consumer segment during 2011. An estimated $60 million of higher than anticipated favorable prior year reserve development was recognized during the second quarter of 2010, while the Company modestly strengthened reserves in the second quarter of 2011.

For the six months ended June 30, 2011, operating gain in the Consumer segment was $382.5 million, a decrease of $244.4 million, or 39.0 percent, from the prior year period, while operating margin declined by 330 basis points. These changes were driven primarily by the higher than expected medical costs in the Senior business.

Other: Operating gain in the Other segment totaled $22.8 million in the second quarter of 2011, an increase from $11.4 million in second quarter of 2010. This was driven primarily by lower administrative expenses in the FEP business and at the corporate level.

OUTLOOK

Full Year 2011:

•

Net income is now expected to be in the range of $6.90 to $7.10 per share, including net investment gains of $0.15 per share. This outlook includes no investment gains or losses beyond those recorded during the six months ended June 30, 2011.

•	Year-end medical enrollment is expected to be approximately 33.9 million members.

•	Operating revenue is expected to total approximately $59.9 billion.

•	The benefit expense ratio is now expected to be in the range of 85.1 to 85.3 percent.

•	The SG&A expense ratio is now expected to be approximately 14.0 percent.

•	Operating cash flow is now expected to be approximately $2.8 billion.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense and general and administrative expense. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	Certain prior period amounts have been reclassified to conform to the current period presentation (see pages 15 and 16).

Conference Call and Webcast

Management will host a conference call and webcast today at 7:30 a.m. Eastern Daylight Time (“EDT”) to discuss its second quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 186083. The replay will be available from 11 a.m. EDT today until the end of the day on August 10, 2011. The call will also be available through a live webcast at www.wellpoint.com. A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Kristin Binns, 917-697-7802

About WellPoint, Inc.

WellPoint works to simplify the connection between Health, Care and Value. We help to improve the health of our members and our communities, and provide greater value to our customers and shareholders. WellPoint is the nation’s largest health benefits company in terms of medical membership, with 34 million members in its affiliated health plans, and a total of more than 69 million individuals served through its subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint does business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia, Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). WellPoint also serves customers throughout the country as UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	June 30, 2011	December 31, 2010	June 30, 2010	December 31, 2010	June 30, 2010
Medical Membership
Customer Type
Local Group	15,197	15,216	15,198	(0.1%)	(0.0%)

National Accounts	7,471	7,029	7,108	6.3%	5.1%
BlueCard	4,947	4,711	4,782	5.0%	3.5%

Total National	12,418	11,740	11,890	5.8%	4.4%

Individual	1,870	1,905	1,953	(1.8%)	(4.2%)
Senior	1,353	1,259	1,252	7.5%	8.1%
State Sponsored	1,838	1,756	1,750	4.7%	5.0%
FEP	1,510	1,447	1,449	4.4%	4.2%

Total Medical Membership	34,186	33,323	33,492	2.6%	2.1%

Funding Arrangement
Self-Funded	20,443	19,590	19,425	4.4%	5.2%
Fully-Insured	13,743	13,733	14,067	0.1%	(2.3%)

Total Medical Membership	34,186	33,323	33,492	2.6%	2.1%

Reportable Segment
Commercial	27,615	26,959	27,107	2.4%	1.9%
Consumer	5,061	4,917	4,936	2.9%	2.5%
Other	1,510	1,447	1,449	4.4%	4.2%

Total Medical Membership	34,186	33,323	33,492	2.6%	2.1%

Other Membership
Behavioral Health Membership	25,185	23,963	23,700	5.1%	6.3%
Life and Disability Membership	5,040	5,201	5,225	(3.1%)	(3.5%)
Dental Membership	4,025	4,007	4,077	0.4%	(1.3%)
Managed Dental Membership	4,342	4,272	4,310	1.6%	0.7%
Vision Membership	3,699	3,508	3,391	5.4%	9.1%
Medicare Part D Membership	1,217	1,248	1,227	(2.5%)	(0.8%)

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended June 30
	2011	2010	Change
Revenues
Premiums	$13,913.6	$13,257.1	5.0%
Administrative fees	957.7	923.2	3.7%
Other revenue	8.5	18.3	(53.6%)

Total operating revenue	14,879.8	14,198.6	4.8%

Net investment income	187.8	202.3	(7.2%)
Net realized gains on investments	41.5	36.5	13.7%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(11.1)	(14.9)	25.5%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	2.7	8.8	(69.3%)

Net other-than-temporary impairment losses recognized in income	(8.4)	(6.1)	(37.7%)

Total revenues	15,100.7	14,431.3	4.6%

Expenses
Benefit expense	11,922.0	10,985.9	8.5%
Selling, general and administrative expense
Selling expense	405.6	403.1	0.6%
General and administrative expense	1,605.5	1,751.6	(8.3%)

Total selling, general and administrative expense	2,011.1	2,154.7	(6.7%)
Interest expense	103.6	100.2	3.4%
Amortization of other intangible assets	56.6	60.9	(7.1%)

Total expenses	14,093.3	13,301.7	6.0%

Income before income taxes	1,007.4	1,129.6	(10.8%)

Income tax expense	305.8	407.2	(24.9%)

Net income	$701.6	$722.4	(2.9%)

Net income per diluted share	$1.89	$1.71	10.5%

Diluted shares	371.5	421.8	(11.9%)

Benefit expense as a percentage of premiums	85.7%	82.9%	280	bp
Selling, general and administrative expense as a percentage of total operating revenue	13.5%	15.2%	(170	) bp
Income before income tax expense as a percentage of total revenues	6.7%	7.8%	(110	) bp

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Six Months Ended June 30
	2011	2010	Change
Revenues
Premiums	$27,597.7	$27,167.0	1.6%
Administrative fees	1,919.7	1,850.5	3.7%
Other revenue	17.2	24.2	(28.9%)

Total operating revenue	29,534.6	29,041.7	1.7%

Net investment income	372.6	403.4	(7.6%)
Net realized gains on investments	98.6	84.9	16.1%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(15.9)	(42.8)	62.9%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	5.1	17.0	(70.0%)

Net other-than-temporary impairment losses recognized in income	(10.8)	(25.8)	58.1%

Total revenues	29,995.0	29,504.2	1.7%

Expenses
Benefit expense	23,150.0	22,368.2	3.5%
Selling, general and administrative expense
Selling expense	802.6	805.5	(0.4%)
General and administrative expense	3,285.0	3,523.3	(6.8%)

Total selling, general and administrative expense	4,087.6	4,328.8	(5.6%)
Interest expense	209.5	199.6	5.0%
Amortization of other intangible assets	113.4	121.6	(6.7%)
Impairment of other intangible assets	—	21.1	(100.0%)

Total expenses	27,560.5	27,039.3	1.9%

Income before income taxes	2,434.5	2,464.9	(1.2%)

Income tax expense	806.3	865.7	(6.9%)

Net income	$1,628.2	$1,599.2	1.8%

Net income per diluted share	$4.34	$3.68	17.9%

Diluted shares	375.4	434.1	(13.5%)

Benefit expense as a percentage of premiums	83.9%	82.3%	160	bp
Selling, general and administrative expense as a percentage of total operating revenue	13.8%	14.9%	(110	) bp
Income before income tax expense as a percentage of total revenues	8.1%	8.4%	(30	) bp

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	June 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,699.8	$1,788.8
Investments available-for-sale, at fair value:
Fixed maturity securities	16,462.7	16,069.5
Equity securities	1,375.5	1,236.2
Other invested assets, current	20.8	21.1
Accrued investment income	179.7	177.4
Premium and self-funded receivables	3,100.9	3,041.6
Other receivables	909.5	878.6
Income taxes receivable	248.8	32.3
Securities lending collateral	810.3	900.3
Deferred tax assets, net	347.3	460.9
Other current assets	1,601.5	1,534.1

Total current assets	26,756.8	26,140.8

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	223.0	221.8
Equity securities	34.4	33.4
Other invested assets, long-term	945.7	865.4
Property and equipment, net	1,212.9	1,155.5
Goodwill	13,263.7	13,264.9
Other intangible assets	7,883.4	7,996.8
Other noncurrent assets	557.3	488.3

Total assets	$50,877.2	$50,166.9

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,341.6	$4,852.4
Reserves for future policy benefits	56.0	56.4
Other policyholder liabilities	1,955.6	1,909.1

Total policy liabilities	7,353.2	6,817.9
Unearned income	1,038.1	891.4
Accounts payable and accrued expenses	2,599.7	2,942.2
Security trades pending payable	108.2	33.3
Securities lending payable	811.8	901.5
Short-term borrowings	100.0	100.0
Current portion of long-term debt	456.3	705.9
Other current liabilities	1,640.0	1,617.3

Total current liabilities	14,107.3	14,009.5

Long-term debt, less current portion	8,292.1	8,147.8
Reserves for future policy benefits, noncurrent	638.0	646.7
Deferred tax liability, net	2,639.3	2,586.9
Other noncurrent liabilities	1,019.2	963.4

Total liabilities	26,695.9	26,354.3

Shareholders’ equity
Common stock	3.6	3.8
Additional paid-in capital	12,415.9	12,862.6
Retained earnings	11,418.1	10,721.6
Accumulated other comprehensive income	343.7	224.6

Total shareholders’ equity	24,181.3	23,812.6

Total liabilities and shareholders’ equity	$50,877.2	$50,166.9

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30
(In millions)	2011	2010

Operating activities
Net income	$1,628.2	$1,599.2
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(98.6)	(84.9)
Net other-than-temporary impairment losses recognized in income	10.8	25.8
Loss on disposal of assets	1.8	1.4
Deferred income taxes	111.3	67.7
Amortization, net of accretion	258.3	233.3
Depreciation expense	47.2	53.4
Impairment of other intangible assets	—	21.1
Share-based compensation	60.9	57.1
Excess tax benefits from share-based compensation	(36.1)	(22.9)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(58.6)	(305.3)
Other invested assets	(18.9)	8.9
Other assets	(137.6)	(94.1)
Policy liabilities	526.6	(57.8)
Unearned income	146.7	(14.8)
Accounts payable and accrued expenses	(456.2)	(296.8)
Other liabilities	(186.2)	82.6
Income taxes	108.1	(1,307.6)
Other, net	(21.0)	(33.1)

Net cash provided by (used in) operating activities	1,886.7	(66.8)

Investing activities
Purchases of fixed maturity securities	(6,351.1)	(4,674.6)
Proceeds from sales and maturities of fixed maturity securities	6,187.7	4,968.5
Purchases of equity securities	(194.9)	(122.9)
Proceeds from sales of equity securities	72.4	116.4
Purchases of other invested assets	(61.3)	(48.0)
Proceeds from sales of other invested assets	14.0	21.7
Changes in securities lending collateral	89.7	(337.8)
Purchases of subsidiaries, net of cash acquired	—	(0.3)
Purchases of property and equipment	(206.6)	(222.8)
Proceeds from sales of property and equipment	3.0	5.4
Other, net	(23.1)	(25.5)

Net cash used in investing activities	(470.2)	(319.9)

Financing activities
Net proceeds from (repayment of) commercial paper borrowings	600.9	(0.5)
Net proceeds from short-term borrowings	—	100.0
Proceeds from long-term borrowings	—	100.0
Repayment of long-term borrowings	(702.7)	(71.8)
Changes in securities lending payable	(89.7)	337.8
Changes in bank overdrafts	71.1	(96.4)
Repurchase and retirement of common stock	(1,456.3)	(2,881.4)
Cash dividends	(183.9)	—
Proceeds from issuance of common stock under employee stock plans	215.2	92.4
Excess tax benefits from share-based compensation	36.1	22.9

Net cash used in financing activities	(1,509.3)	(2,397.0)

Effects of foreign currency exchange rate changes on cash and cash equivalents	3.8	(4.5)

Change in cash and cash equivalents	(89.0)	(2,788.2)
Cash and cash equivalents at beginning of period	1,788.8	4,816.1

Cash and cash equivalents at end of period	$1,699.8	$2,027.9

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Six Months Ended June 30		Years Ended December 31
(In millions)	2011	2010	2010	2009	2008
	(Unaudited)

Gross medical claims payable, beginning of period	$4,852.4	$5,450.5	$5,450.5	$6,184.7	$5,788.0
Ceded medical claims payable, beginning of period	(32.9)	(29.9)	(29.9)	(60.3)	(60.7)

Net medical claims payable, beginning of period	4,819.5	5,420.6	5,420.6	6,124.4	5,727.3

Business combinations and purchase adjustments	—	—	—	2.8	—

Net incurred medical claims:
Current year	23,101.3	22,764.1	45,077.1	47,315.1	47,940.9
Prior years (redundancies) [1]	(222.3)	(667.8)	(718.0)	(807.2)	(263.2)

Total net incurred medical claims	22,879.0	22,096.3	44,359.1	46,507.9	47,677.7

Net payments attributable to:
Current year medical claims	18,135.1	18,169.2	40,387.8	42,056.9	42,020.7
Prior years medical claims	4,245.3	4,295.3	4,572.4	5,157.6	5,259.9

Total net payments	22,380.4	22,464.5	44,960.2	47,214.5	47,280.6

Net medical claims payable, end of period	5,318.1	5,052.4	4,819.5	5,420.6	6,124.4
Ceded medical claims, end of period	23.5	28.1	32.9	29.9	60.3

Gross medical claims payable, end of period	$5,341.6	$5,080.5	$4,852.4	$5,450.5	$6,184.7

Current year medical claims paid as a percent of current year net incurred medical claims	78.5%	79.8%	89.6%	88.9%	87.7%

Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	4.8%	14.1%	15.3%	15.2%	4.8%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims	0.5%	1.4%	1.5%	1.7%	0.6%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” non-GAAP financial measures, in this document. These non-GAAP financial measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP financial measures are intended to aid investors when comparing WellPoint, Inc.’s financial results among periods. A reconciliation of these measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

(In millions, except per share data)	Three Months Ended
	June 30, 2011	June 30, 2010	Change

Net income	$701.6	$722.4	(2.9%)
Subtract (net of tax):
Net investment gains, net of $11.6 and $10.8 of tax expense, respectively	(21.5)	(19.6)

Net adjustment items	(21.5)	(19.6)

Adjusted net income	$680.1	$702.8	(3.2%)

Diluted shares	371.5	421.8	(11.9%)

Net income per diluted share	$1.89	$1.71	10.5%
Adjusted net income per diluted share	$1.83	$1.67	9.6%

	Six Months Ended
	June 30, 2011	June 30, 2010	Change

Net income	$1,628.2	$1,599.2	1.8%
Add (net of tax):
Impairment of other intangible assets, net of $7.4 tax benefit	—	13.7
Subtract (net of tax):
Net investment gains, net of $30.7 and $20.9 of tax expense, respectively	(57.1)	(38.2)

Net adjustment items	(57.1)	(24.5)

Adjusted net income	$1,571.1	$1,574.7	(0.2%)

Diluted shares	375.4	434.1	(13.5%)

Net income per diluted share	$4.34	$3.68	17.9%
Adjusted net income per diluted share	$4.19	$3.63	15.4%

WellPoint, Inc.

Reclassified Consolidated Statement of Income

(Unaudited)

WellPoint, Inc. has reclassified certain costs related to its BlueCard program among line items in its 2010 income statement, in order to be comparable with the 2011 financial statement presentation. While this reclassification impacted previously reported administrative fee revenue, benefit expense and SG&A expense, there was no impact on reported net income. The schedule below is provided below for reference purposes.

(In millions, except per share data)	Three Months Ended June 30, 2010
	Originally Reported	Reclassifications		As Reclassified
Revenues
Premiums	$13,257.1	—		$13,257.1
Administrative fees	949.1	(25.9)		923.2
Other revenue	18.3	—		18.3

Total operating revenue	14,224.5	(25.9)		14,198.6

Net investment income	202.3	—		202.3
Net realized gains on investments	36.5	—		36.5

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(14.9)	—		(14.9)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	8.8	—		8.8

Other-than-temporary impairment losses recognized in income	(6.1)	—		(6.1)

Total revenues	14,457.2	(25.9)		14,431.3

Expenses
Benefit expense	10,985.0	0.9		10,985.9
Selling, general and administrative expense
Selling expense	403.1	—		403.1
General and administrative expense	1,778.4	(26.8)		1,751.6

Total selling, general and administrative expense	2,181.5	(26.8)		2,154.7
Interest expense	100.2	—		100.2
Amortization of other intangible assets	60.9	—		60.9

Total expenses	13,327.6	(25.9)		13,301.7

Income before income taxes	1,129.6	—		1,129.6

Income tax expense	407.2	—		407.2

Net income	$722.4	—		$722.4

Net income per diluted share	$1.71	—		$1.71

Diluted shares	421.8	—		421.8

Benefit expense as a percentage of premiums	82.9%	—		82.9%
Selling, general and administrative expense as a percentage of total operating revenue	15.3%	(10	) bp	15.2%
Income before income tax expense as a percentage of total revenues	7.8%	—		7.8%

WellPoint, Inc.

Reclassified Consolidated Statement of Income

(Unaudited)

WellPoint, Inc. has reclassified certain costs related to its BlueCard program among line items in its 2010 income statement, in order to be comparable with the 2011 financial statement presentation. While this reclassification impacted previously reported administrative fee revenue, benefit expense and SG&A expense, there was no impact on reported net income. The schedule below is provided below for reference purposes.

(In millions, except per share data)	Six Months Ended June 30, 2010
	Originally Reported	Reclassifications		As Reclassified
Revenues
Premiums	$27,167.0	—		$27,167.0
Administrative fees	1,902.0	(51.5)		1,850.5
Other revenue	24.2	—		24.2

Total operating revenue	29,093.2	(51.5)		29,041.7

Net investment income	403.4	—		403.4
Net realized gains on investments	84.9	—		84.9

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(42.8)	—		(42.8)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	17.0	—		17.0

Other-than-temporary impairment losses recognized in income	(25.8)	—		(25.8)

Total revenues	29,555.7	(51.5)		29,504.2

Expenses
Benefit expense	22,366.4	1.8		22,368.2
Selling, general and administrative expense
Selling expense	805.5	—		805.5
General and administrative expense	3,576.6	(53.3)		3,523.3

Total selling, general and administrative expense	4,382.1	(53.3)		4,328.8
Interest expense	199.6	—		199.6
Amortization of other intangible assets	121.6	—		121.6
Impairment of other intangible assets	21.1	—		21.1

Total expenses	27,090.8	(51.5)		27,039.3

Income before income taxes	2,464.9	—		2,464.9

Income tax expense	865.7	—		865.7

Net income	$1,599.2	—		$1,599.2

Net income per diluted share	$3.68	—		$3.68

Diluted shares	434.1	—		434.1

Benefit expense as a percentage of premiums	82.3%	—		82.3%
Selling, general and administrative expense as a percentage of total operating revenue	15.1%	(20	) bp	14.9%
Income before income tax expense as a percentage of total revenues	8.3%	10	bp	8.4%

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”), including statements in this press release, in presentations, in filings with the Securities and Exchange Commission, or SEC, in reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties and our inability to meet customer demands; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.